EYI Industries Inc.
7865 Edmond Street
Burnaby BC Canada  V3N 1B9
Tel: (604) 759-5031 Fax: (604) 759-5044


Press Release: EYI Industries Inc. ceases business operations of Halo Distribution, LLC

Symbol: (EYII) OTC:BB

Burnaby, British Columbia, Canada, May 2, 2005 -EYI Industries Inc. ("EYI") has ceased use of Halo Distribution LLC's ("Halo") facilities in Louisville, Kentucky to distribute its products. EYI has also decided to cease business operations of Halo, our wholly owned subsidiary, as it has experienced continued losses. For the year ended December 31, 2004, Halo had a net operating loss of $201,441.

Dori O'Neill, Chief Operating Officer for EYI, states: "EYI is committed to future profitability and the removal of our contract from Halo is a positive step towards that goal."

About EYI

EYI Industries Inc., through our subsidiary Essentially
Yours Industries, Inc., markets 22 dietary supplements and 8 personal care products that support healthy lifestyles.
A large portion of our sales are from CALORAD, a liquid protein supplement that has brought weight loss benefits to our customers. More than six million bottles of CALORAD have been sold since EYI was founded in 1995. Our newest product, PROSOTEINE, is experiencing similar success and bringing our customers the benefits of a natural Energy drink.

EYI markets its products through an extensive network of Independent Business Associates. Our sales force is staffed by knowledgeable, experienced men and women and supported by our comprehensive training programs.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

For more information please call  Jennifer Trevitt, Investor
Relations at Tel: (604) 759-5031, Email: jennifer@eyi.us